Exhibit 10.1

                  Summary of Non-Employee Director Compensation

All non-employee directors of our board of directors are each paid fees of $1,275 per month. Attendance at a board committee meeting by a committee member:
$375 per meeting for the non-management chairman of each board committee and $325 for the other non-management directors.